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                                                                     EXHIBIT 21


                         Subsidiaries of the Registrant


Biosym Technologies, Inc., a
Delaware Corporation

Molecular Simulations Limited, a
UK Corporation

Molecular Simulations Sarl, a
French Corporation

Molecular Simulations Software Gmbh,
a German Corporation